As filed with the Securities and Exchange Commission on December 21, 2017

Registration No. 333-185554

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-185554

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PLANET PAYMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	13-4084693
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

670 Long Beach Boulevard Long Beach, NY	11561
(Address of principal executive offices)	(ZIP Code)

2000 Stock Incentive Plan

2006 Equity Incentive Plan

2012 Equity Incentive Plan

2012 Employee Stock Purchase Plan
(Full titles of the plans)

David R. Fishkin

Senior Vice President, General Counsel and Secretary

670 Long Beach Boulevard

Long Beach, NY 11561
(Name and address of agent for service)

(516) 670-3200

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Sean C. Doyle, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use to the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

Explanatory Note

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Planet Payment, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-8 (Registration Number 333-185554) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on December 19, 2012 (the “Registration Statement”), pertaining to the registration of (i) 50,000 shares of Company common stock, par value $0.01 (the “Common Stock”) under the 2000 Stock Incentive Plan; (ii) 8,580,650 shares of Common Stock under the 2006 Stock Incentive Plan; (iii) 6,333,470 shares of Common Stock under the 2012 Equity Incentive Plan; and (iv) 800,000 shares of Common Stock under the 2012 Employee Stock Purchase Plan.

On December 20, 2017, pursuant to that certain Agreement and Plan of Merger, dated as of October 26, 2017, by and among the Company, Franklin UK Bidco Limited., a private limited company incorporated under the laws of England and Wales (“Parent”), and Fintrax US Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of New York, on December 21, 2017.

PLANET PAYMENT, INC.

/s/ David R. Fishkin
By:	David R. Fishkin
Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.